Exhibit 10.37
PORTIONS OF THIS EXHIBIT MARKED “[* * *]” HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY IN PAPER FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.
EXCLUSIVE LICENSE AGREEMENT
     This EXCLUSIVE DIFLUPREDNATE LICENSE AGREEMENT (hereinafter called this “Agreement”) is made and effective as of the 3rd day of April, 2006 by and between:
SENJU Pharmaceutical Co., Ltd., a legal entity duly organized and existing under the laws of Japan, having its principal office of business at 5-8, Hiranomachi 2-chome, Chuo-ku, Osaka 541-0046, Japan (hereinafter called “SENJU”);
AND
SIRION Therapeutics, Inc., a legal entity duly organized and existing under the laws of the State of Florida, U.S.A., having its principal office of business at 3110 Cherry Palm Drive, Suite 340, Tampa, Florida 33619, U.S.A. (hereinafter called “SIRION”);
WITNESSETH THAT:
WHEREAS, SENJU is the joint owner with Mitsubishi Pharma Corporation, a Japanese corporation having its principal place of business at 2-6-9, Hiranomachi, Chuo-ku, Osaka 541-0046, Japan (hereafter referred to as “MITSUBISHI”), of patent rights in certain areas of the world, including the United States, to topical ophthalmic products containing Difluprednate (hereinafter defined in detail), as well as compositions containing Difluprednate; and
WHEREAS, SENJU is an exclusive licensee, throughout the world except for Japan, including the United States, of sub-license granting rights to an ophthalmic product containing Difluprednate for the treatment of all ophthalmic diseases in humans by way of an agreement (Kaigainiokeru kaihatsu oyobi Syougyoukanikannsuru Keiyaku-syo) entered into as of February 22, 2005, by and between SENJU on one hand; and MITSUBISHI on the other hand (said agreement hereafter referred to as “SENJU-METSUBISI{I License Agreement”); and
WHEREAS, SENJU desires to grant SIRION a license, based on its rights under the SENJU-MITSUBISHI License Agreement, to develop, use, obtain governmental approval for, manufacture, sell, distribute, and promote an ophthalmic emulsion and/or suspension containing Difluprednate in the Territory (hereinafter defined), according to the terms and conditions set forth herein, and SIRION wishes to receive such license and the obligations therein; and
WHEREAS, SENJU and SIRION understand and acknowledge that the exercise of this Agreement by either Party may result in the creation of new inventions or discoveries.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SENJU and SIRION (SENJU and SIRION collectively called “Parties” and/or individually called “Party”, and all other entities not hereto named will be referred to as “Third Parties”) hereby agree as follows:

Article 1— Definitions
The following terms used in this Agreement shall have the meanings set forth in this Article 1, unless the context clearly requires otherwise, and the singular shall include the plural and vice versa. All other terms shall be afforded their generally accepted legal definitions.
1.01	“Compound” shall mean a certain chemical substance having the chemical structure of 6á, 9-Difluoro- 11 â, 17, 2 1-trihydroxy-1, 4-pregnadiene-3, 20-dione 21-acetate 17-butyrate. The Compound as also referred to as “Difluprednate.”

1.02	“Product” shall mean the topical corticosteroid ophthalmic emulsion and/or suspension containing the Compound as an active ingredient for the treatment of ophthalmic diseases in humans only. Combination products containing the Compound and other active ingredients, whether patented or not, are initially excluded from this definition, but may be included only with the express prior written consent of SENJU, such consent not to be unreasonably withheld. Furthermore, SENJU has the right to amend Article 10 of this Agreement in exchange for the grant of permission to allow a patented combination product into this definition, provided however, that for the term of this Agreement, as defined in Article 3, there shall be a royalty on sales of combination products identical to those on the Product under Article 10. After the term of this Agreement ends, the Parties shall negotiate in good faith for the future terms of such a grant.

1.03	“Effective Date” shall mean the date first above written on which this Agreement was signed by the Parties and shall become effective.

1.04	“First Commercialization” shall mean the date of the first commercial offer for sale by SIRION of the Product in commercial quantities to a Third Party in the Territory according to the terms of this Agreement.

1.05	“Governmental Approval” shall mean any kind of approvals by the United States Food and Drug Administration (“U.S. FDA”) or equivalent future governmental authority in the Territory, necessary to commercialize the Product in the Territory, including, without limitation, any approvals necessary for the development, manufacture, distribution, and sale of the Product in the Territory.

1.06	“Territory” shall mean the United States of America as well as Puerto Rico, Guam, the U.S. Virgin Islands, and any other U.S. territories and possessions.

1.07	“Cumulative Net Sales” shall mean the total Net Sales made according to this Agreement, that start to accumulate from the First Commercialization and may be calculated at any given time during the term of this Agreement.

1.08	“Net Sales” shall mean the gross invoiced amount charged by SIRION to sell the Product to Third Parties in the Territory, less (a) all normal and customary deductions of any type or nature

(such as, e.g., returns, credits, refunds, discounts, allowances, rebates, chargebacks and adjustments); and (b) freight, shipping, insurance costs, customs, duties, taxes and other governmental charges and surcharges imposed upon the sale or distribution of the Product. However, the deductions under this definition may not exceed [* * *] of the gross invoiced amount. For the purpose of clarification, the gross invoiced amount and deductions thereof apply to aggregate, rather than individual, sales of the Product, and do not apply to sales of anything other than the Product, even if sold simultaneously with the Product.

1.09	“Patent Rights” shall mean that granted under U.S. Patents No. 5,556,848, issued September 17, 1996; and No. 6,114,319, issued September 5, 2000; as well as any and all reissues, re-examinations, and patent term extensions thereof.

1.10	“Semi-Annual Period” shall mean each of the six (6) month periods commencing April 1st and October 1st and running through, respectively, the following September 30th and March 31st.

1.11	“Technical Information & Know-How” shall mean any and all scientific and clinical data and knowledge which relate to the Product or the Compound, which are necessary or useful for the practice of the Patent Rights and the grant of this Agreement, including without limitation, the development of the Product, obtaining Government Approval, and the manufacture and sale of the Product in the Territory.

1.12	“Development Activity” shall mean any and all tests, studies and other activities for SIRION to research and develop the Product, including but not limited to activities to obtain and maintain the Governmental Approval in the Territory.

1.13	“Financial Year” shall mean the annual twelve-month period that begins on April 1 in a given year and runs through March 31 of the next year.

1.14	[* * *]

1.15	[* * *]

1.16	“Generic Product” shall mean a substance identical with Product that is legally commercialized in the Territory after First Commercialization, and that satisfies all of the following conditions:
(i)	contains the Compound as its active pharmaceutical ingredient;

(ii)	has the same strength, dosage, and administration as the Product;

(iii)	has the same indication as the Product; and

(iv)	has the same bioavailability and bioequivalence as the Product;
OR any substance the United States Food and Drug Administration (U.S. FDA) has defined as a drug product that is the ‘Pharmaceutical Equivalent’ and ‘Bioequivalent’ of the Product, and has assigned an ‘AB’ or ‘AT’ evaluation code.
Article 2— Grant

2.01	SENJU hereby grants by way of a license to SIRION, and SIRION hereby accepts, a sole and exclusive, running royalty-bearing license under the Patent Rights and using the Technical Information & Know-How to make or have the Product made, develop, manufacture, use, market, offer to sell, and sell the Product, in the Territory. This license shall not include the right for SIRION to sell the Product from the Territory to any party outside of the Territory. The license granted to SIRION herein shall not include the right to grant further licenses or sub-licenses to any third party without the prior written consent of SENJU, such consent not to be unreasonably withheld. Nothing in this Agreement shall affect, and SENJU shall retain the right to grant, other sub-licenses to the Product outside of the Territory.
2.02	SENJU hereby represents that it has the full right and authority to enter into this Agreement, to grant the licenses provided herein and to perform its obligations hereunder. SENJU further represents and warrants that neither it, nor any of its affiliates or subsidiaries, shall assert the rights granted to SIRION under this article in the Territory for the term of this Agreement. SENJU additionally represents and warrants that as of the Effective Date it has not licensed the right to import the Product into the Territory from outside the Territory to a Third Party, nor will it do so itself or by way of a license to a Third Party for the term of this Agreement.
2.03	SIRION represents and warrants that SIRION will comply, with all applicable governmental laws and regulations relating to the development, manufacture, marketing, sale, distribution, promotion to sell of the Product in the Territory.
2.04	Notwithstanding Paragraph 2.01 above, SIRION shall have a right to contract manufacture the Product in whole or in part to any Third Party but only upon obtaining the prior written consent of SENJU, which shall not be unreasonably withheld, provided, however, that SIRION shall promptly notify SENJU in writing of any such contract manufacture that it enters into and the name of contract manufacturer, and that SIRION shall require the contract manufacturer to undertake the same obligations undertaken by SIRION under this Agreement that are applicable to the manufacture of the Product. For the purpose of clarification, this paragraph shall not affect the rights of either Party under Article 13.
2.05	SENJU further grants to SIRION a right of first refusal for the exclusive use of the Technical Information & Know-How, as well as any future patents covering the Compound or Product, or the use thereof, individually in Canada, the United Mexican States, and the countries or areas of Central America and the continent of South America. Accordingly, in the event that SENJU receives an offer from a Third Party for the rights mentioned in this paragraph, it shall immediately notify SIRION of this fact. SIRION will then have [* * *] to match said Third Party offer. Any rights granted to SIRION by SENJU as a result of this paragraph would then be reduced to an agreement to be executed in the future according to those terms. SIRION acknowledges that as of the Effective Date, SENJU has no rights to patents covering the Compound or Product, or the use thereof, in the areas stated in this paragraph, nor is it under any obligation to obtain such rights under this Agreement.
2.06	To the extent of its actions that affect the grant to SIRION of this Agreement, SENJU shall deploy and conduct itself under the SENJU-MITSUBISHI License Agreement in a manner that will enable SIRION to exercise its rights under this Agreement. In this regard, and without limiting the foregoing, SENJU shall (a) comply in all respects with and perform all of its duties and obligations under the SENJU-MITSUBISHI License Agreement, (b) not take or fail to take any action under the SENJU-MITSUBISHI License Agreement that could have a materially adverse effect on S1RION’s rights under this Agreement, (c) enforce the provisions of the SENJU-MITSUBISHI License Agreement against MITSUBISHI if failure to do so could have a materially adverse effect on SIRION’s rights under this Agreement, and (d) not modify, amend or terminate the SENJU-MITSUBISHI License Agreement if to do so would effect SIRION’s rights under this Agreement without the prior written consent of SIRION, which consent shall not unreasonably be withheld.
Article 3— Term of Agreement
3.01	This Agreement and the license granted therein shall become effective as of the Effective Date and shall continue in effect until the later of 1) ten (10) years from the First Commercialization, or 2) the expiration or invalidation of all of the Patent Rights. At the expiration of the term of this Agreement as stated in this article, but not its termination according to Article 18, SIRION shall have a fully paid-up, perpetual right to the Technical Information & Know-How.
Article 4— Technical Information and Know-How
4.01	Within a reasonable period after the Effective Date, SENJU shall provide SIRION with documentation of all Technical Information and Know-How, known to and reasonably available to SENJU at the Effective Date, already translated into the English language. Excluded from the obligations of this Article will be any material that SENJU is required by contractual obligation to keep confidential. SIRION will be required to conduct any translations of the Technical Information and Know-How of this paragraph into a language other than English at its own expense and risk. Specific items to be transferred include, but are not limited to: manufacturing processes, non-clinical study data, and clinical study data.

4.02	SENJU represents and warrants that the Technical Information and Know-How provided to SIRION according to this article shall be reasonably sufficient for SIRION to effectively exercise the rights granted to it by this Agreement.

4.03	SIRION shall not use any Technical Information and Know-How provided under this Agreement for any purpose other than the development, and the manufacture or commercialization of the Product during the term of this Agreement or anytime thereafter.

4.04	SIRION agrees and acknowledges that clinical data and information of the Technical Information and Know-How may not comply with applicable regulatory requirements, codes and regulations including Good Laboratory Practice and Good Clinical Practice, and that any failure to apply and utilize for the Development Activities for obtaining

Governmental Approval shall not be deemed a breach by SENJU of this Agreement. Accordingly, if SIRION were to be requested or required to conduct an additional clinical study, re-clinical study, or re-non-clinical study for the clinical data, non-clinical data, and information involved in Technical Information and Know-How, SIRION shall conduct them at its sole cost and risk.
Article 5— Product Development and Governmental Approval
5.01	SIRION represents and promises that it will make a commercially diligent and reasonable effort to, at its own expense and risk, develop, market, and promote the sale of the Product in the Territory, including but not limited to, performing all activities and preparation, filing, and support of the application documents necessary to obtain Governmental Approvals in the Territory. Specifically, SIRION shall responsible for any and all clinical trials required to obtain Governmental Approval, including those done on humans, at its sole cost and risk.

5.02	SENJU shall provide SIRION with access to any and all documents in its possession that might be required by SIRION to obtain Governmental Approval and not otherwise provided by this Agreement, upon SIRION’s request, and in the English language if possible.

5.03	Occasionally, but at least [* * *], SIRION shall provide SENJU with the written report concerning the progress of all Development Activities and of obtaining Governmental Approval. Further, SIRION shall promptly notify SENJU upon obtaining any Governmental Approval in a country of the Territory.

5.04	Soon after the Effective Date, SIRION shall provide SENJU with a development plan and schedule of the Product in the Territory (hereafter referred to as “Development Plan and Schedule”) for SENJU’s review and comment. SENJU shall provide SIRION with SENJU’s comments and advice, and SIRION shall take SENJU’s comments and advice into consideration for the Development Plan and Schedule. In the event that SIRION renews or updates the Development Plan and Schedule, above procedure shall again be applied. SIRION agrees and acknowledges that SENJU will provide MITSUBISHI with Development Plan and Schedule provided by SIRION subject to Paragraph 19.03.

5.05	Notwithstanding anything else to the contrary stated herein, in the event that the schedule of the Development Plan and Schedule is delayed due to SIRION’s complete omission and gross negligence, SENJU shall have a right to notify SIRION thereof and if SIRION fails to remedy the situation in all material respects within [* * *] days after receiving SENJU’s notice then SENJU shall have the option, upon notice to SIRION, to terminate this Agreement.

5.06	Upon the request of SENJU, SIRION shall provide SENJU or MITSUBISHI and their respective affiliates, subsidiaries, or sub-licensees with any data, information and result (hereinafter called “Results”) generated from the Development Activities. SIRION agrees and acknowledges that SENJU and its affiliates, subsidiaries, or sub-licensees shall have the right to use the Results for the sole purposes of development, manufacture, obtaining the governmental approval and sale of the Product outside of the Territory without any compensation to SIRION, and that MITSUBISHI, its affiliates or subsidiaries shall have the right to use or have its sub-licensees use the Results for the sole purposes of development, manufacture, obtaining the governmental approval and sale of the product containing the Compound outside the ophthalmic field throughout the world without any compensation to SIRION. SIRION shall provide SENJU with the reliability assurance certificates that the Results would be generated by SIRION in compliance with applicable GLP (Good Laboratory Practice), GCP (Good Clinical Practice).

5.07	Upon the request of SENJU, SIRION shall provide SENJU or MITSUBISHI and their respective affiliates, subsidiaries, or sub-licensees with any and all copies of the New Drug Application Dossier (hereafter referred to as ‘NDA’) submitted to the US FDA for obtaining the Governmental Approval and copy of certificate of Governmental Approval. SIRION agrees and acknowledges that SENJU and its affiliates, subsidiaries, or sub-licensees shall have the right to use, free of charge, such copies of the NBA and copy of certificate of Governmental Approval for the sole purposes of development, manufacture, obtaining the Governmental Approval and sale of the Product outside of the Territory without any compensation to SIRION. SIRION agrees and acknowledges that MITSUBISHI, its affiliates or subsidiaries shall have the right to use or have its sub-licensees use, free of charge, such copies of the NBA and copy of certificate of Governmental Approval for the sole purposes of development, manufacture, obtaining the governmental approval and sale of the product containing the Compound outside the ophthalmic field throughout the world without any compensation to SIRION.

5.08	If SIRION, in its bona fide business judgment, no longer wishes to develop, obtain Governmental Approval for, or commercialize the Product according to this Agreement as a result of a significant and unforeseen problem, it shall notify SENJU of this fact and the Parties shall discuss a resolution thereof. In such a case, with the express written permission of SENJU, such permission not to be unreasonably withheld, the terms of this Agreement may be altered or the entire Agreement terminated according to the terms of Paragraph 18.04. In the event of a termination of the Agreement under this paragraph, SIRION shall have [* * *] to pay SENJU any outstanding debts remaining under this Agreement.
Article 6— Marketing
6.01	Within [* * *] of obtaining Governmental Approval, SIRION shall use commercially reasonable and diligent efforts to launch, promote, and sell the Product in the Territory.

6.02	SIRION shall, in advance of any sales or distribution, furnish SENJU with a copy of the package inserts included with the Product, and thereafter, any revised version thereof.

6.03	SIRION shall prepare, at its own costs and expenses, appropriate marketing, advertising and promotional material for the Product. SIRION shall, in advance of any use, furnish SENJU with those materials for SENJU’s review.

6.04	Alliance indication to the Product’s bottle, outer package, brochure, insert leaflet, advertising and/or promotional materials shall be discussed and decided between SENJU and SIRION; provided that, SIRION may use any alliance indication required by law.

6.05	At least [* * *] before the occurrence of First Commercialization, SIRION shall submit to SENJU a sales forecast of the Product covering the [* * *] Financial Years after the Financial Year of the First Commercialization, addressing each subsequent Financial Year separately, including a forecast of a sales peak of the Product and its timing, for SENJU’s review and approval. Any sales forecast submitted by SIRION shall be deemed approved by SENJU [* * *] after its submission, unless SIRION receives from SENJU written objections to such forecast within such [* * *] period. If SENJU disagrees with SIRION’s sales forecast within the aforementioned [* * *] period, SENJU and SIRION shall have an independent market research agent, which is acceptable to both SENJU and SIRION, calculate the sales forecast for such [* * *] Financial Years after the Financial Year of the First Commercialization. SIRION and SENJU shall bear equally the cost of such market research agent. SENJU and SIRION agree and acknowledge that the sales forecast submitted by SIRION or the sales forecast calculated by such independent market research agent, will be subject to minimum annual sales forecast for calculation of minimum royalties under Paragraph 11.01.

6.06	Should SIRION’s actual sales amount of the Product be far below the sales forecast adopted by the Parties under this article due to the occurrence of an unexpected event, or a material change in the market or the Product’s prospects, SENJU and SIRION will meet to discuss the modification of such sales forecast. In the event that SIRION and SENJU fail to reach an agreement for the modification of such sales forecast within [* * *] from the commencement of the discussion between SENJU and SIRION, the Parties will refer the matter to an independent market research agent, which is acceptable to both SENJU and SIRION, to recalculate the sales forecast, in a timely manner, taking into consideration, among other things, the unexpected event, the material change in the market, the Product’s prospects and other relevant factors. SIRION and SENJU shall bear equally the cost of such market research agent. SENJU and SIRION agree and acknowledge that the revised sales forecast agreed to by SIRION and SENJU or the revised sales forecast calculated by such independent market research agent will supercede any prior sale forecast and will be the basis for calculation of minimum royalties under Paragraph 11.01 (until another sales forecast is adopted by the Parties pursuant to this paragraph). Pending the Parties agreement to a revised sales forecast or the submission by the independent market research agent of its revised sales forecast, SIRION will continue to pay minimum royalties under Paragraph 11.01 calculated based on the last sales forecast adopted by the Parties.
Article 7— Governance
7.01	In an effort to facilitate this Agreement, the Parties together shall form a development and commercialization committee (hereinafter referred to as the ‘Joint Committee’ or “JC”) comprised of members from each Party, the purpose of which is to oversee and achieve the individual Party requirements, including those of Articles 4, 5, and 6, as well as the ultimate success of the Agreement. With respect to the clinical and regulatory development of the Product, the JC shall be advisory in nature, but shall not interfere with the judgment of SIRION as to the best course of action to achieve a regulatory approval and maximize commercial potential.
7.02	Within ninety (90) days of the Effective Date, the Parties shall form the JC comprised of at least one (1) and up to three (3) members from each Party, provided that the number from each Party be equal at all times. The JC committee members shall work in mutual cooperation to achieve the purpose of the JC. A Party’s members on the JC may be employees or consultants of, or other individuals that are contractually bound to, such Party, and have agreed to be bound by the terms of confidentiality and other pertinent provisions of this Agreement. The agenda of the JC shall include the issues that each Party desires to discuss at the JC, taking into consideration the requirements of this Agreement and the stated purpose of the JC. Each JC member shall have expertise in a relevant discipline, such as pre-clinical development, clinical and/or regulatory affairs, business development, or sales or marketing. Each Party shall retain the right to change its representatives to the JC from time to time, upon prior written notice to the other Party, or to appoint one or more temporary substitutes to serve in the place of an absent members, said substitutes to be bound by the same duties and obligations of the members. In the event that the JC cannot come to a decision regarding an issue, then the matter will be referred to one executive representative from each Party who are not already members of the JC, who will discuss the matter in an effort to resolve the disagreement. It is noted that the JC does not have the right to amend or waive compliance with the terms and conditions of the Agreement or approve actions of the Parties inconsistent with the Agreement.

7.03	The JC shall meet at least once every six (6) months, or more frequently as either Party may request, at such times and at such locations as shall be mutually agreed by the Parties. Meetings of the JC may be held in person, by teleconference or by videoconference. The JC members shall set any other rules and protocols of the JC in good faith.
Article 8— Trademark
8.01	SIRION shall have the right to select the trademark to be used in connection with its marketing of the Product subject to obtaining prior written approval of SENJU, such approval not to be unreasonably withheld. In this case, SIRION shall, at its sole cost and risk, and at its option (after discussion with SENJU), file to obtain the registration of the trademark in the Territory, and thereafter maintain the trademark. Any trademark submitted by SIRION to SENJU shall be deemed approved by SENJU [* * *] after its submission, unless SIRION receives from SENJU written objection within this [* * *] period.

8.02	In the event that SENJU or its sub-licensees desire to use a trademark made by SIRION under this article in certain countries or areas outside of the Territory, the Parties shall discuss and agree upon terms for such use in advance of such use.
Article 9— Availability of the Compound
9.01	SIRION shall procure the Compound necessary for manufacture the Product for Development Activities and for manufacture of the commercial Product, and shall file the Drug Master File to the US FDA and maintain it, at its sole cost and responsibility. SENJU shall cooperate with SIRION in providing the information necessary for manufacturing of the Compound, provided, however, that the information provided by SENJU will be limited to that within the possession of SENJU as of the Effective Date. For the purpose of confirmation, this article does not impose upon SENJU any obligations to provide or obtain any data or information which is not in possession of SENJU, nor to conduct any test or study specifically for the benefit of SIRION.
Article 10— Payments and Royalties
10.01	In consideration of and in exchange for SENJU’s grant of the exclusive license in the Territory in accordance with Article 2 above, SIRION shall, during the term of this Agreement, make payments to SENJU based on the happening of events and/or sales totals, as well as royalties on sales.
(i)	If SIRION [* * *], then it shall be subject to the following payments and royalties:
(a)	Event Payments

Milestone Event:	Amount of Payment due:
[* * *]	[* * *]

[* * *]

Milestone Event:	Amount of Payment due:
[* * *]	[* * *]

[* * *]

Milestone Event:	Amount of Payment due:
[* * *]	[* * *]

(b)	Sales Payments

Milestone Event:	Amount of Payment due:
[* * *]	[* * *]
(c)	Royalties

For [* * *], SIRION shall pay SENJU a royalty of [* * *] of its Net Sales during each Semi-Annual Period that there are Net Sales under this Agreement. This royalty rate shall apply even if there are Net Sales for only part of the Semi-Annual Period or the Agreement is in effect for only part of a Semi-Annual Period in which Net Sales occur.
(ii)	If SIRION [* * *], then it shall be subject to the following payments and royalties:
(a)	Event Payments

Milestone Event:	Amount of Payment due:
[* * *]	[* * *]

[* * *]

Milestone Event:	Amount of Payment due:
[* * *]	[* * *]

[* * *]

Milestone Event:	Amount of Payment due:
[* * *]	[* * *]
(b)	Royalties

For the term of this Agreement, SIRION shall pay SENJU a royalty of [* * *] of its Net Sales during each Semi-Annual Period that there are Net Sales under this Agreement. This royalty rate shall apply even if there are Net Sales for only part of the Semi-Annual Period or the Agreement is in effect for only part of a Semi-Annual Period in which Net Sales occur.
10.02	Event and Sales Payments: Unless otherwise provided herein, no event or sales payments to SENJU under this article shall be refundable in whole or in part, except in the case of overpayment. Each of the foregoing payments shall be payable one time only, even if the event occurs on more than one occasion. Each payment shall be due and payable in full by SIRION within [* * *] of completion of the applicable milestone, even if this Agreement terminates after such event occurs.

10.03	Royalty Payments:

(i)	The royalty percentages of Sections 10.01(i) and (ii) may be changed after the introduction of a Generic Product into the Territory. The amount of such change depends upon the market share of any Generic Products in that Financial Year, according to the table below.

Generic Product(s) Market Share	Royalty Rate
[* * *]	[* * *]
From the Financial Year in which the introduction of a Generic Product occurs, the initial royalty percentage may change according to the above table for each Financial Year based on the market share of Generic Products for the entire Financial Year. Royalty payments made after the introduction of a Generic Product shall still be made on a Semi-Annual basis. However, since the market share cannot be determined until after a Financial Year, the royalty rate for the first Semi-Annual Period shall be the same as that of the prior Semi-Annual Period, and any adjustments for changes in the final royalty percentage shall be made in the payment for the final Semi-Annual Period of that Financial Year. The royalty rates of this paragraph may apply immediately if a Generic Product has been introduced in the Territory when the first Net Sales occur. The market share of Generic Products shall be determined using IMS produced sales amount data.

(ii)	SIRION shall make and keep true and accurate records of its sales of the Product in the Territory. These records shall be sufficient to prove the accuracy of SIRION’s calculations of the above royalties payable to SENJU. SIRION shall keep relevant sales records for [* * *] from the date that SIRION has made a specific royalty payment. Upon SENJU’s demand, SIRION shall provide SENJU with a copy of such sales records.

(iii)	SENJU shall have the right to inspect, at its own expense, the records prepared and kept in accordance with the above Paragraph 10.03(ii). This inspection shall be carried out by a certified public accountant designated by SENJU on a confidential basis, for the sole purpose of verifying the accuracy of any SIRION royalty payments for all or any portion of a period not exceeding [* * *] after the date of that royalty payment. This inspection shall be carried out during usual business hours at SIRION’s appropriate facility. The fees and expenses of the accountants performing such inspection shall be borne by SENJU, as the case may be, unless any amount actually due exceed [* * *] or more of amounts reported, in which case SIRION shall bear the costs and expenses of such inspection.

(iv)	Royalty payments made under this article shall be due in full from SIRION within [* * *] of the end of the applicable Semi-Annual Period. All royalty payments shall include an accounting of the actual amount of the Product sold, the Net Sales calculation, Generic Product market share, and the amount of the Product manufactured during that period of time.

(v)	Unless otherwise expressly provided herein, no royalty payment to SENJU under this Agreement shall be refundable in whole or in part, except for the case of overpayment.
Article 11— Minimum Royalties
11.01	For a period of [* * *], starting with the Financial Year following the Financial Year in which the First Commercialization occurs, SIRION shall pay SENJU minimum annual royalties based on an amount of [* * *] of the sales forecast for that Financial Year submitted under Paragraph 6.05. Any royalty payments (but not event or sales payments) made according to Article 10 shall be credited against this minimum annual royalty. Within [* * *] of the end of any Financial Year to which this article applies, SIRION shall pay SENJU any remaining amount of the minimum royalties for that Financial Year.
Article 12— Method of Payments
12.01	Any payment from SIRION to SENJU under this Agreement, including those under Article 10, shall be remitted to the bank account designated by SENJU in United States Dollar currency by means of a wire transfer, for which SIRION will pay any commission fees and associated costs. SIRION is responsible for, at its own cost, going through all the formalities required by making remittance of the payments under this Agreement according to relevant prevailing local laws.

12.02	SENJU and SIRION shall take any and all necessary steps for the payment to be made under this Agreement in accordance with the Convention for Avoiding Double Taxation between US and Japan.
Article 13— Exchange of Information and Reports
13.01	From time to time during the term of this Agreement, the Parties shall exchange clinical and commercial data and information regarding the Compound or Product, including applicable Technical Information and Know-How, free of charge, that come to either Party’s attention or is generated by either Party during the term of this Agreement. SIRION shall not use the information it receives under this article for any other purpose than the performance of this Agreement.

13.02	Within a reasonable time following the Effective Date, the Parties shall negotiate in good faith and execute a mutually acceptable pharmacovigilance agreement, and they shall perform their respective obligations in accordance with such agreement. SIRION shall be responsible, at its expense, for all pharmacovigilance in the Territory and for compliance with all applicable laws, regulations and requirements in connection therewith, and SENJU shall be responsible, at its expense, for all pharmacovigilance in Japan, such that it has governmental approval for the Product there, and for compliance with all applicable laws, regulations and requirements in connection therewith. The Parties acknowledge that the pharmacovigilance agreement shall also cover the exchange of safety data relating to the Product.

13.03	SENJU shall have the right to disclose any materials, disclosed by SIRION under this article, to any Third Party, free of charge to that Third Party, including MITSUBISHI and SENJU’s existing and future licensees outside the Territory.

13.04	SIRION shall not use any materials provided under this article for any purpose other than the ophthalmological use of the Compound or of the Product.
Article 14— Maintenance of the Patent Rights
14.01	SENJU shall be responsible for the maintenance of the Patent Rights, including by payment of any fees required therein, and accordingly represents and warrants that it will do so for the term of this Agreement. SENJU shall provide yearly updates to SIRION regarding the status of the Patent Rights included in this Agreement.
Article 15— Patent Litigation
15.01	In the event that SIRION is aware of or suspects that a Third Party is violating the Patent Rights, it shall immediately notify SENJU of this fact. Thereafter, the litigation or settlement of such a matter will be SIRION’s responsibility and at its cost, provided that SENJU shall have the option, but not the obligation, to participate in any litigation or settlement thereof. If SENJU decides to participate in such litigation or settlement, the Parties shall cooperate for a mutually beneficial resolution of the matter, including the distribution of any monetary award. In the event that SENJU declines to participate in such litigation or settlement, SIRION shall have the right to pursue a remedy for its own benefit at its sole cost and responsibility, however, SIRION shall obtain the prior written consent of SENJU before any settlement thereof, such consent not to be unreasonably withheld. SENJU shall provide reasonable assistance, without any monetary obligation, to SIRION in the enforcement of any patent rights infringement claims, regardless of whether or not SENJU participates in such litigation or settlement.

15.02	In the event that SIRION is sued by a Third Party for patent infringement for its exercise of the rights granted by this Agreement, it shall immediately notify SENJU of this fact. Thereafter, the defense or settlement of such a matter will be SIRION’s responsibility and at its cost, provided that SENJU shall have the option, but not the obligation, to participate in any litigation or settlement thereof. If SENJU participates in such a matter, the Parties shall cooperate for a mutually beneficial resolution of the matter. In the event that SENJU declines to participate in such a matter, SIRION shall obtain the prior written consent of SENJU before any settlement thereof, such consent not to be unreasonably withheld. SENJU shall provide reasonable assistance, without any monetary obligation for the payment of damages, losses, settlements or litigation expenses and any other form of running royalty or compensation to such Third Party, to SIRION in the defense of patent infringement claims, regardless of whether or not SENJU participates in such litigation or settlement.
Article 16— New Inventions or Discoveries
16.01	Any new inventions or discoveries, whether patentable or not, made by the Parties jointly as a result of the exercise of this Agreement, shall be the joint property of the Parties. SENJU shall have the exclusive right to use such joint inventions or discoveries outside of the Territory, free of charge, including by sub-licensing to a Third Party. SIRION shall have the exclusive right to use such joint inventions or discoveries in the field of ophthalmics inside of the Territory, free of charge, excluding by way of sub-licensing to a Third Party. However, MITSUBISHI, its affiliates, sub-licensees, or subsidiaries, shall have an exclusive right to use, free of charge, any inventions or discoveries outside of the field of ophthalmics made under this paragraph anywhere in the world. The Parties shall cooperate in any patent application procedures for inventions or discoveries made under this paragraph.

16.02	Any new inventions or discoveries, whether patentable or not, made solely by SIRION as a result of the exercise of this Agreement, shall be the joint property of the Parties. However, SENJU shall have the exclusive right to use any inventions or discoveries made under this paragraph outside the Territory free of charge, including by sub-licensing to Third Parties. SIRION shall have the exclusive right to use any inventions or discoveries made under this paragraph inside of the Territory free of charge, excluding by sub-licensing to Third Parties. However, MITSUBISHI, its affiliates, sub-licensees, or subsidiaries, shall have an exclusive right to use, free of charge, any inventions or discoveries outside of the field of ophthalmics made under this paragraph anywhere in the world. The Parties shall cooperate in any patent application procedures for inventions or discoveries made under this paragraph.
Article 17— Representations and Warranties
17.01	SENJU SHALL MAKE NO WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT MANUFACTURED AND/OR SOLD HEREUNDER INCLUDING WITHOUT LIMITATION ANY WARRANTY OF THE MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OF THE PRODUCT SOLD BY SIRION.

17.02	SENJU SHALL MAKE NO WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, THE PATENT RIGHTS, TECHNICAL INFORMATION AND KNOW-HOW AND PRODUCT MANUFACTURED AND/OR SOLD HEREUNDER WILL NOT INFRINGE ANY THIRD PARTY’S INDUSTRIAL PROPERTY IN THE TERRITORY.

Article 18— Termination
18.01	Notwithstanding the term of this Agreement, defined in Article 3, either Party may terminate this Agreement (and all obligations therein) at any time by giving written notice to the other Party in the event that:
(i)	the other Party materially defaults on this Agreement, or is in breach of the performance of any material obligation imposed on it by this Agreement, and such breach or default is not remedied in all respects within [* * *] of receipt of a written demand from the notifying Party to cure the breach or default; OR

(ii)	the other Party shall have become insolvent or bankrupt, or shall have made a general assignment for the benefit of its creditors, or any case or proceeding shall have been commenced by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, or any such relief under any bankruptcy, insolvency, reorganization or other similar act or law, and any such event shall have continued for [* * *] undismissed or undischarged.
18.02	If this Agreement is terminated at the request of SENJU in accordance with this article SIRION shall promptly cease its development activities, and/or commercial activities, as the case may be, concerning the Product, and, at its option, destroy the Product then stocked by SIRION, or sell the remaining inventory of the Product and settle its obligation, if any, to pay any royalties or other payments due under this Agreement within [* * *] after the termination thereof. Additionally, upon SENJU’s request, SIRION shall return to SENJU all the Technical Information and Know-How provided by SENJU under this Agreement and shall assign to SENJU, without any compensation, all the rights, titles and interests pertaining to the Product.

18.03	Expiration or termination of this Agreement shall not affect the rights and obligations of the Parties which are expressly intended to survive expiration or termination of the Agreement, including, without limitation, those rights and obligations set forth in this article.

18.04	In the event of any termination (but not expiration) of this Agreement, at SENJU’s request, SIRION will arrange for the transfer of any and all of the title and interest in any of the Governmental Approvals for the Product, including any related documents, free of charge, to SENJU or any third party that SENJU designates. Additionally, in the event of any termination of this Agreement, at SENJU’s request, SIRION will return any information and materials provided to it by SENJU, including the Technical Information and Know How, and provide SENJU, free of charge, with any information and materials, including raw data, related to the Product, that it produced as a result of this Agreement. SENJU shall have a right, without compensation to SIRION, to use or to have any third party use such information, materials, raw data for any purpose. For the purpose of clarification, in the event that this Agreement terminates according to this article, then SIRION shall not have the continuing right to the Technical Information & Know-How that is stated in Article 3.

Article 19— Confidentiality
19.01	Both Parties hereto undertake to keep confidential all of the information and reports, materials, data, results of the investigations and other materials regarding the Compound or the Product which is received from or provided by the other Party under this Agreement, including Technical Information and Know-How under Article 4, and is marked or otherwise indicated that the same is confidential in nature (hereinafter collectively called “Information” in this article), provided, however, that such Information as itemized below shall be excluded from this confidentiality obligation:
(i)	Information which was at the time of disclosure in the public domain;

(ii)	Information which after the time of disclosure became a part of the public domain, through no fault or act of omission by the recipient Party;

(iii)	Information which was at the time of disclosure lawfully in the recipient’s possession on a non-disclosure basis;

(iv)	Information received from any Third Party who has no obligation to keep the Information confidential against any of Parties hereto;

(v)	Information which may be disclosed to Third Parties according to the terms of this Agreement; OR

(vi)	Information which both Parties hereto agree in writing to disclose to a Third Party or to make public;
provided, further, that the recipient Party shall have competent proof for proving the fact that the Information in question falls into the category of any of the exceptions herein above.
19.02	Notwithstanding the provisions of this article, SIRION may disclose the Information disclosed by SENJU to its directors, officers, employees, consultants or contract workers, engaging in any activity for the development or commercialization of the Product including clinical studies and other activities for obtaining the Governmental Approval in the Territory and contract manufacturer of the Product under Paragraph 2.04, so far as the disclosure is necessary for their performance of such activity, provided, however, that SIRION shall take any adequate measure to cause such persons to keep the information disclosed confidential under the same conditions provided in any provision of this Agreement.

19.03	Notwithstanding the provision of this article, SENJU may, disclose the Information disclosed by SIRION, to its licensees, officers, employees, consultants or contract workers engaging in any activity for the commercialization of the Product including clinical studies and other activities for obtaining and maintaining the Governmental

Approval outside the Territory, or for obtaining patent rights including any patent application and prosecution of the patent application, so far as the disclosure is necessary for their performance of such activity, provided, however, that SENJU shall take any adequate measure to cause them to keep the Information disclosed confidential under the same conditions provided in this article of this Agreement. Further, SIRION agrees and acknowledges that SENJU will disclose to MITSUBISHI any and all part of this Agreement and the Information disclosed by SIRION subject to the confidential obligations set forth in SENJU-MITSUBISHI License Agreement.
19.04	Notwithstanding this article, a Party (a “disclosing Party”) may disclose the Information of the other Party (the “nondisclosing Party”) in response to a valid order of a court or any governmental agency or regulatory body or as otherwise required by law or regulation or the requirements of the exchange or listing body on which a disclosing Party’s securities are listed; provided that, the disclosing Party notifies the non-disclosing Party of such requirement so that the non-disclosing Party may seek a protective order or other appropriate remedy; and provided further that, in the event that no such protective order or other remedy is obtained, then the disclosing Party will furnish only that portion of the nondisclosing Party’s Information which it is advised by counsel it is legally required to furnish and will exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded the Information so furnished.

19.05	The provisions of this article shall survive for [* * *] upon the expiration or early termination of this Agreement.
Article 20— Publication and Publicity
20.01	SIRION shall not to submit for written or oral publication any manuscript, abstract or the like which includes data or other information relating to Product or Compound without first obtaining the prior written approval of SENJU, which shall not be unreasonably withheld.

20.02	Neither Party shall use the name of the other Party (including the name of MITSUBISHI) in any publicity or advertising without the prior written approval of an authorized representative of that other party.

20.03	Each Party agrees not to issue any public statement, press release or other disclosure to Third Party concerning the existence of or terms of this Agreement, without first obtaining the prior written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, provided however that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange or related body. The Party desiring to make such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure.

Article 21— Governing Laws and Arbitration
21.01	This Agreement shall be governed by and interpreted in accordance with the Laws of Japan.

21.02	All disputes, controversies or differences which may arise between the Parties hereto or for the breach thereof shall be referred to and settled by arbitration in accordance with the Arbitration Rules of the International Chambers of Commerce as currently in force by one or more arbitrators appointed under such Rules. Such arbitration hereunder shall be conducted in the English language and shall be held in Japan if the arbitration is requested by SIRION, and in the United States if the arbitration is requested by SENJU. The determination of the arbitration shall be final, binding and conclusive upon the Parties hereto. Notwithstanding anything herein to the contrary, the relevant cure periods for breach under this Agreement shall toll while either Party pursues resolution to a dispute through arbitration.
Article 22— Assignment or Sale
22.01	This Agreement and the grant therein is personal to SIRION and shall not be assignable, sub-licensable, transferable, or saleable (including sale of assets of that Party) to any Third Party, without prior express written consent of SENJU, such consent not to be unreasonably withheld. Any transfer or change of control by acquisition, merger or otherwise, or sale of assets by SENJU, shall not change the obligations to or rights granted to SIRION under this Agreement.
Article 23— Parties in Interest
23.01	Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.
Article 24— Independent Contractor Status, No Agency
24.01	SENJU’s and SIRION’s activities hereunder shall be conducted as independent contractors and no agency relationship shall exist between the parties.
Article 25— Force Majeure
25.01	Neither Party hereto shall be liable for any failure to perform as required through this Agreement by reason of Force Majeure, to the extent such failure to perform is due to circumstances reasonably beyond the control of such Party, such as requisition or interference by any government, state or local authorities, war, strikes, lockout or other labor disputes, civil disorders or commotions, act of aggression, acts of God, energy or other conservation shortages, disease, or occurrences of a similar nature.
25.02	If and when any Party is hindered in its performance of its obligations under this Agreement by reason of Force Majeure, the performance of those obligations shall be suspended for the duration of, but not longer than, the continuance of such circumstances.
25.03	Either Party hereto whose performance of obligation has been hindered by reason of Force Majeure shall inform the other Party immediately, and shall use its reasonable best effort to overcome the effect of the Force Majeure.
Article 26— Authentic Text
26.01	This text of this Agreement in the English language shall be the authentic text, and any text in another language, even if such text is made by translation of this text of this Agreement or prepared by any of the Parties hereto for any purpose, shall have no meaning for any purpose between the Parties hereto.
Article 27— Entire Agreement
27.01	This Agreement shall constitute the entire agreement between the Parties hereto concerning the subject matter hereof and shall supersede any other agreements, whether oral or written, express or implied, and may not be changed or modified or revised except as specifically agreed upon by the Parties hereto in a written document bearing the respective signatures of the authorized officers.
Article 28— Separability
28.01	Even in the event that any portion of this Agreement shall be held illegal, void, ineffective or unenforceable, the remaining portion shall remain in full force and effect.
28.02	If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, such terms and provisions shall be deemed inoperative to the extent that may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.
28.03	In the event that the terms and conditions of this Agreement are materially altered as a result of the provision in Paragraph 28.02, or other sections of this Agreement, the Parties will re-negotiate the terms and conditions of this Agreement to resolve any inequities.
Article 29— Notice
29.01	Any notice to be given to a Party under or in connection with this Agreement shall be in writing and shall be (i) personally delivered, (ii) delivered by a nationally recognized overnight courier, (iii) delivered by certified mail, postage prepaid, return receipt requested to the Party or (iv) delivered by facsimile transmission to the Party at the address or facsimile number set forth below for such Party or such other address or facsimile number as a Party may from time to time designate by written notice to the other:

If to SENJU:	If to SIRION:
Executive Vice President	Barry Butler
SENJU Pharmaceutical Co., Ltd.	3110 Cherry Palm Dr., Suite 340
5-8, Hiranomachi 2-chome	Tampa, FL 33619
Chuo-ku, Osaka, 541-0046	U.S.A.
Japan	and,
Facsimile: +81-6-6226-0406	Reid Haney
Ward Rovell, Professional Association
101 E. Kennedy Boulevard
Suite 4100
Tampa, Florida 33602
U.S.A.
Fax: (813)222-8701
29.02	Any such notice shall be deemed to have been received by the addressee five (5) business days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched.
IN WITNESS WHEREOF, SENJU and SIRION have caused this Agreement to be executed in duplicate counterparts by their duly authorized officers, each fully executed copy hereof to be deemed as original, as of the date and year first above written.

SENJU;		SIRION:
SENJU Pharmaceutical Co. Ltd.		SIRION Therapeutics, Inc.

Signature: Name:	/s/ Shoji Yoshida Shoji Yoshida	Signature: Name:	/s/ Barry Butler Barry Butler
Title:	President	Title:	Chief Executive